UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 9, 2007
AFC Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-32369	58-2016606

(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification Number)
of incorporation)

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia	30342

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 459-4450
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 11, 2007, AFC Enterprises, Inc. (the “Company”) announced the appointment of Cheryl A. Bachelder as Chief Executive Officer of the Company and as President of the Company’s Popeyes® Chicken & Biscuits brand. Ms. Bachelder replaces Frederick B. Beilstein, who held the Chief Executive Officer position on an interim basis.
Ms. Bachelder, age 51, has served as a director of the Company since November 2006 and also currently serves as a member of the True Value Company Board of Directors. Ms. Bachelder served as the President and Chief Concept Officer of KFC Corporation from 2001 to 2003. From 1995 to 2000, she was Vice President, Marketing and Product Development for Domino’s Pizza, Inc.
The Company and Ms. Bachelder entered into an employment agreement dated as of October 9, 2007 which provides for the terms of Ms. Bachelder’s employment as Chief Executive Officer of the Company and President of the Company’s Popeyes® Chicken & Biscuits brand beginning November 1, 2007. The agreement provides for an initial base salary of $650,000 plus relocation and temporary living expenses of up to $150,000 plus a tax gross up on such amount. The initial term of the agreement begins as of the date of the agreement and ends on December 28, 2008 with automatic extensions for successive one-year periods following the expiration of each term coinciding with the Company’s fiscal year, unless the Company or Ms. Bachelder provides written notice of non-extension to the other at least thirty days prior to the expiration of the term of the agreement. The employment agreement provides for an annual incentive bonus of up to $650,000 that is based on our achievement of certain performance targets, a special one-time bonus payment of $100,000 payable within 30 days of Ms. Bachelder’s start date, fringe benefits and participation in the Company’s benefit plans.
Pursuant to the employment agreement, Ms. Bachelder will be granted:
•	30,000 shares of restricted stock that vest on the first anniversary of her employment;

•	200,000 options to purchase the Company’s common stock that will vest in equal amounts each year for four years; and

•	an additional option to purchase 200,000 shares of stock that will vest in equal amounts each year for four years provided that certain performance criteria with regard to the Company’s common stock are met.
In the event of a termination without cause or as a result of her resignation due to a constructive discharge or the Company’s determination not to renew the term of her employment, Ms. Bachelder will be entitled to receive an amount equal to two times her annual base salary and target incentive bonus for the year in which the termination occurs, an additional prorated portion of her bonus for the year of termination and the acceleration of any unvested restricted stock, stock options or other equity incentive awards (other than stock options for which the performance criteria required for exercise has not been previously satisfied). If there is a change in control (as defined in the employment agreement) and within one year of the change in control, Ms. Bachelder’s employment is terminated without cause, or there is a material diminution of or change in Ms. Bachelder’s responsibilities or duties, Ms. Bachelder may terminate her employment and receive the same severance she would have received upon a termination without cause plus the vesting of her performance stock options to the extent that the change of control price satisfies the applicable performance criterion for vesting under the employment agreement. The agreement also contains covenants regarding confidentiality and non-competition and dispute resolution clauses.
This description of the employment agreement is subject to and qualified in its entirety by reference to the employment agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. A copy of the Company’s press release announcing Ms. Bachelder’s appointment as CEO is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement dated as of October 9, 2007 between AFC Enterprises, Inc. and Cheryl A. Bachelder

	99.1	Press Release dated October 11, 2007.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC ENTERPRISES, INC.

Date: October 12, 2007	By:	/s/ Harold M. Cohen

Harold M. Cohen
Senior Vice President, General Counsel and
Corporate Secretary